                               EXHIBIT 11.0

                        CONTROL DATA SYSTEMS, INC.
              Computation of Earnings (Loss) Per Common Share
               (Dollars in thousands, except per share data)

                                                           Years Ended
                                             December 31,  December 31,    December 31,
                                                 1996          1995            1994
Net earnings (loss) applicable to
  common shares:
    Net earnings (loss).................... $    15,978   $     8,868     $  (94,403)

Primary:
  Shares for common and common share
  equivalent earnings (loss) per share (1):
    Weighted average number of
      common shares outstanding............  13,510,021    12,947,890     13,739,725
    Dilutive effect of outstanding
      stock options and warrants...........   1,113,039       345,689              -

                                             14,623,060    13,293,579     13,739,725

Net earnings (loss) per common share
  and common share equivalents............. $      1.09   $      0.67     $    (6.87)

Fully Diluted:
  Shares for common and common share
  equivalent earnings (loss) per share (2):
    Weighted average number of
      common shares outstanding............  13,510,021    12,947,890     13,739,725
    Dilutive effect of outstanding
      stock options and warrants...........   1,113,039     1,350,511              -

                                             14,623,060    14,298,401     13,739,725

Net earnings (loss) per common share
  and common share equivalents............. $      1.09   $      0.62     $    (6.87)

(1)Outstanding stock options, warrants and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the average market price of the Company's shares during each period.

(2)Outstanding stock options, warrants and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the greater of the average market price or the period-end market price of the Company's shares during each period.